Exhibit 99.5
ESSEX PORTFOLIO, L.P.

Offer to exchange its 3.625% Senior Notes due 2022, which have been registered under the
Securities Act of 1933, for any and all of its outstanding 3.625% Senior Notes due 2022

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ____________ , 2013, UNLESS EXTENDED.

, 2013

To Our Clients:

Enclosed for your consideration is a prospectus dated __________ , 2013 (the “prospectus”) and the accompanying letter of transmittal (which together constitute the “exchange offer”) relating to the offer by Essex Portfolio, L.P. (“Essex”) to exchange up to $300,000,000 aggregate principal amount of its new 3.625% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “exchange notes”), for any and all of its outstanding unregistered 3.625% Senior Notes due 2022 (the “private notes”). As set forth in the prospectus, the terms of the exchange notes are substantially identical to the private notes, except that the exchange notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the registration rights agreement described in the prospectus. Private notes may be tendered in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof.

We are forwarding the enclosed material to you as the beneficial owner of private notes held by us for your account or benefit but not registered in your name. Only we may tender private notes in the exchange offer as the registered holder, if you so instruct us. Therefore, Essex urges beneficial owners of private notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange private notes in the exchange offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all private notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and the letter of transmittal before instructing us to exchange your private notes.

You should forward instructions to us as promptly as possible in order to permit us to exchange private notes on your behalf before the exchange offer expires at 5:00 p.m., New York City time, on __________, 2013, unless extended. A tender of private notes may be withdrawn at any time prior to the expiration time, which is 5:00 p.m., New York City time, on _______________, 2013, or the latest time to which the exchange offer is extended.
We call your attention to the following:

1.
The exchange offer will expire at 5:00 p.m., New York City time, on __________, 2013, unless extended. Private notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m. New York City time, on the expiration date.

2.
The exchange offer is for the exchange of $2,000 principal amount of exchange notes, and integral multiples of $1,000 in excess thereof, for each $2,000 principal amount of private notes, and integral multiples of $1,000 in excess thereof. An aggregate principal amount of $300,000,000 of private notes was outstanding as of ___________, 2013.

3.	The exchange offer is subject to certain conditions. See “The Exchange Offer — Conditions” in the prospectus.

4.
Essex has agreed to pay certain of the expenses of the exchange offer. It will pay any transfer taxes incident to the transfer of private notes from the tendering holder to Essex, except as provided in the prospectus and the letter of transmittal. See “The Exchange Offer — Fees and Expenses” in the prospectus and instruction 8 of the letter of transmittal.

5.
Based on an interpretation of the Securities Act by the staff of the Securities Exchange Commission, Essex believes that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

a)	you are acquiring the exchange notes in the ordinary course of your business;

b)	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes;

c)	you are not an “affiliate” of Essex or Essex Property Trust, Inc., the guarantor; and

d)	you are not a broker-dealer that acquired any of its private notes directly from Essex.

Essex is not making the exchange offer to, nor will it accept tenders from or on behalf of, holders of private notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your private notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form entitled “Instruction to Registered Holders and DTC Participants From Beneficial Owner of 3.625% Senior Notes due 2022.” The accompanying letter of transmittal is furnished to you for informational purposes only and may NOT be used by you to exchange private notes held by us and registered in our name for your account or benefit.

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